Exhibit 99.1

NEWS

PURE Bioscience Reports 2013 Fiscal First Quarter Financial Results

SAN DIEGO (December 12, 2012) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2012.

Revenues for the fiscal first quarter of 2013 were $110,000, compared with revenues of $257,000 for the fiscal first quarter of 2012. Total operating costs and expenses for the fiscal first quarter of 2013 were $1.9 million, a decrease of $700,000 compared to fiscal first quarter 2012 operating costs and expenses of $2.6 million.  The loss from operations for the fiscal first quarter of 2013 was $1.8 million, a decrease of $600,000 compared to the fiscal first quarter 2012 loss from operations of $2.4 million.

The net loss for the fiscal first quarter of 2013 was $2.2 million or $0.25 per share, compared with a net loss of $2.4 million, or $0.47 per share, in the fiscal first quarter of 2012.

During the 2013 fiscal first quarter, the Company completed an underwritten public equity offering resulting in net proceeds of approximately $4.2 million, providing funds to extinguish bridge loan debt of approximately $1.3 million and for future working capital.

As of October 31, 2012, the Company had cash and cash equivalents of approximately $2.5 million.

“The fiscal first quarter of 2013 was a transition quarter in which we successfully completed our plan to maintain our NASDAQ Capital Market listing by completing a reverse stock split and closing the public equity offering,” said Michael L. Krall, President and CEO of PURE Bioscience.  “Looking ahead to calendar year 2013, we are focused on executing on our business plan to commercialize the PURE technology into various channels in the market place, including potential use in food service and food processing facilities and also in medical and educational facilities.”

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its proposed initiatives and business plans, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President
LHA
(310) 691-7100
dmarkley@lhai.com

Pure Bioscience, Inc.
Consolidated Balance Sheets

	October 31,	July 31,
	2012	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,450,000	$877,000
Accounts receivable, net	64,000	373,000
Inventories, net	864,000	654,000
Prepaid expenses	80,000	347,000
Total current assets	3,458,000	2,251,000

Property, plant and equipment, net	226,000	257,000
Patents, net	1,988,000	1,950,000

Total assets	$5,672,000	$4,458,000

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,094,000	$1,946,000
Loan payable, net	-	962,000
Deferred revenue	-	66,000
Accrued liabilities	405,000	344,000
Derivative liability	91,000	319,000
Total current liabilities	2,590,000	3,637,000

Deferred rent	3,000	3,000
Total liabilities	2,593,000	3,640,000

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value:
100,000,000 shares authorized
10,986,170 issued and outstanding at October 31, 2012, and
6,644,555 issued and outstanding at July 31, 2012.	110,000	67,000
Additional paid-in capital	67,623,000	63,251,000
Accumulated deficit	(64,654,000)	(62,500,000)
Total stockholders' equity	3,079,000	818,000

Total liabilities and stockholders' equity	$5,672,000	$4,458,000

Pure Bioscience, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	October 31,
	2012	2011

Net product sales	$110,000	$257,000

Operating costs and expenses
Cost of goods sold	31,000	129,000
Selling, general and administrative	1,476,000	1,997,000
Research and development	395,000	493,000
Total operating costs and expenses	1,902,000	2,619,000

Loss from operations	(1,792,000)	(2,362,000)

Other income (expense)
Change in derivative liability	228,000	-
Interest expense	(588,000)	-
Interest income	-	1,000
Other (expense) income, net	(2,000)	-
Total other (expense) income	(362,000)	1,000

Net loss	$(2,154,000)	$(2,361,000)

Basic and diluted net loss per share	$(0.25)	$(0.47)

Shares used in computing basic
and diluted net loss per share	8,720,980	5,044,950